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FOR IMMEDIATE RELEASE	CONTACT
Kyle Stults Investor Relations (410) 740-0081 kstults@martek.com

MARTEK ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS

•	Record non-infant formula nutritional sales of $10.6 million, increase of 41% over third quarter of 2008

•	Record quarterly gross margin of 43.7%

•	Third quarter total revenues and earnings in line with previously disclosed guidance

•	Fourth quarter 2009 revenue guidance of $87 million to $92 million

•	Full fiscal year 2009 earnings guidance of $1.20 to $1.24 per share, projected pre-tax earnings growth of 10% to 15% over fiscal 2008

COLUMBIA, Md., September 2, 2009 — Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the third quarter of fiscal 2009. Revenues for the third quarter were $77.8 million, down 12% from $88.4 million in the third quarter of fiscal 2008. Net income was $8.9 million, or $0.27 per diluted share, for the third quarter of fiscal 2009, a 4% decrease compared with $9.3 million, or $0.28 per diluted share, in last year’s third quarter.

Commenting on the quarter, Chief Executive Officer Steve Dubin said, “Martek’s third quarter 2009 financial results benefited from a 41% quarter over quarter increase in non-infant formula product sales, a 220 basis point gross margin improvement from last year, and our cost control efforts, but, as anticipated and disclosed at the time of our second quarter earnings press release, we were negatively impacted by de-stocking of inventory by certain of our infant formula customers. Despite some continuing effects of this customer de-stocking, I expect a strong fourth quarter for both revenues and earnings. Looking forward to 2010, the de-stocking issue should be behind us and our growing non-infant formula business coupled with an expected resumption in growth in our infant formula business should lay a solid foundation for 2010.”

Revenue Summary

Product sales in the third quarter of fiscal 2009 decreased to $75.0 million from $83.5 million in the third quarter of fiscal 2008. The revenue decline in the current year’s third quarter was caused by the previously announced de-stocking of inventory by certain infant formula customers. The effect of the de-stocking was partially offset by record non-infant formula nutritional revenues of $10.6 million in the third quarter of fiscal 2009. The 41% increase in non-infant formula nutritional products compared to the prior year’s third quarter was led by significantly higher sales to the pregnancy and nursing market.

A breakdown of product sales by market for the third quarter and year-to-date periods (in thousands) follows:

	Three months ended July 31,			Nine months ended July 31,
			%			%
	2009	2008	incr (decr)	2009	2008	incr (decr)
Infant formula market	$63,320	$74,815	(15%)	$215,294	$223,483	(4%)
Food and beverage market	2,681	2,526	6%	8,278	7,793	6%
Pregnancy and nursing, nutritional supplements and animal feeds	7,931	5,019	58%	20,396	15,424	32%
Non-nutritional products	1,112	1,121	(1%)	3,250	3,265	(1%)

Total product sales	$75,044	$83,481	(10%)	$247,218	$249,965	(1%)

In addition, contract manufacturing sales in the third quarter totaled $2.8 million, compared with $4.9 million a year ago due to a planned reduction in the scope of the Company’s contract manufacturing activities over the long-term. While the Company expects to continue reducing the scope of its contract manufacturing activities, Martek will provide contract services to both existing and new customers if reasonable profit margins can be generated, there is no impact to the Company’s higher margin nutritional oils business or the Company believes that such services could have a strategic fit.

Gross Margin and Operating Expenses

Overall gross margin for the third quarter of fiscal 2009 was 43.7%, a record gross margin, and a significant increase over the 41.5% gross margin realized in the third quarter of fiscal 2008. The improvement resulted largely from ARA cost reductions and DHA productivity increases.

Research and development expenses in the third quarter of fiscal 2009 were $6.6 million, an increase of 5% over the corresponding quarter of last year. The increase relates primarily to development work focusing on offerings for new markets and broadening the array of foods and beverages in which the Company’s life’sDHA™ can be incorporated. The Company continues to expect quarter-to-quarter fluctuations in research and development expenses mainly due to the timing of outside services, including third-party clinical trial services.

During the third quarter of fiscal 2009, selling, general and administrative expenses (“SG&A”) were $11.4 million, a decrease from $13.6 million in last year’s third quarter. The Company continues to closely manage its SG&A spending levels. Martek expects that for fiscal 2009, SG&A will be lower than fiscal 2008 levels on both a percentage of revenue and absolute dollar basis reflecting the cost management measures employed by the Company to address economic challenges. Such cost management measures during the third quarter included reductions to estimated annual incentive compensation payouts which resulted in a reversal of certain previously accrued incentive compensation expenses.

Financial Position

As of the end of the third quarter, Martek had $129.3 million in cash and cash equivalents, a minimal amount of debt and the entire balance of its long-term revolving credit facility ($135 million) available for future borrowing. For the nine months ended July 31, 2009, the Company generated $40.0 million of cash from operating activities, with the third quarter providing $14.4 million of this total. Year-to-date operating cash flows were impacted by an increase in ARA inventory levels. Consistent with prior years, the timing of Martek’s purchases of ARA are largely dependent upon DSM’s scheduled production runs. Significant ARA production runs by DSM during the third quarter coupled with lower sales served to increase ARA inventory by approximately $15 million compared to the second quarter. In general, Martek purchases a minimal amount of ARA from DSM during the fourth quarter. As a result, the Company’s total inventory value at October 31, 2009 is projected to be between $115 million and S118 million.

Significant Recent Events

•	Joint Development Agreement with BP – Martek entered into a Joint Development Agreement (JDA) with BP to work on the production of microbial oils for biofuels applications. Under the terms of the multi-year agreement, Martek and BP will work together to establish proof of concept for large-scale, cost effective microbial biodiesel production through fermentation. BP has agreed to contribute up to $10 million to this initial phase of the collaboration with Martek performing the biotechnology research and development associated with these initial development activities. All intellectual property developed under the JDA will be owned by BP, with an exclusive license to Martek for application and commercialization in nutrition, cosmetic and pharmaceutical applications. Additionally, each party is entitled to certain payments from technology that is commercialized in the other party’s field.

•	Multi-Year Sole-Source Infant Formula Supply Agreements – Martek entered into a multi-year sole-source supply agreement with Puleva Food for the use of ARA in infant formulas produced by Puleva and sold in Spain. Puleva is part of the Ebro-Puleva group, Spain’s largest agro-food business. Martek also entered into a multi-year sole-source supply agreement with Milk Powder Solutions under which Martek will serve as Milk Powder Solutions’ exclusive supplier for all of its ARA needs for infant formula products in China and Vietnam under the Gold Cow brand name.

•	Non-Infant Formula Product Launches - Several non-infant formula nutritional products with Martek’s life’sDHA™ were launched by Martek’s customers, including Parent’s Choice™ Pediatric Drink, Walgreens Finest Natural Multi-vitamins and Walgreens Flax + DHA dietary supplement.

•	Approval in European Union of New Food Applications for life’sDHA™ – Martek received approval from the Standing Committee On The Food Chain and Animal Health (SCFCAH) of the European Union for the use of Martek’s life’sDHA™ in bakery products, cereal bars, and beverages, including milk-based and milk analogue drinks, throughout the 27 Member States of the European Union. This expands the current categories approved in 2003 which include breakfast cereals, spreadable fat and dressings, certain dairy products and food supplements.

•	New Scientific Data Published on DHA – The benefits of DHA supplementation were recently discussed in the following publications.

•	A report published in Developmental Neuropsychology (June 2009) evaluated resting heart rate during the first six months of life in healthy, full-term infants. The newborns were either breastfed or given cow’s milk-based or soy-based commercial infant formula containing different levels of DHA and ARA throughout the study period. Results showed that infants fed higher levels of DHA and ARA from either breast milk or infant formula had lower heart rates and higher values for heart rate variability measures compared to infants fed lower levels of DHA and ARA. According to the authors, these results indicate that adequate DHA is important for parasympathetic tone during this important period in development of cardiovascular regulation.

•	A study published in the British Journal of Ophthalmology (March/April 2009) reported findings from a multi-year study of the effects of diet on the progression of age-related macular degeneration. This large clinical trial supplemented over 2,000 people with 5, 6, and 18 times the Recommended Dietary Allowance levels of vitamins C, E and/or zinc and other minerals. In this current report, the investigators quantified the dietary intake of DHA and EPA in the study groups as well. Results showed that consuming a diet rich in DHA slowed the progression of early age-related macular degeneration and that the DHA benefit occurred independently from EPA and the usual study supplements.

Financial Guidance

Martek expects total revenues for the fourth quarter of fiscal 2009 to be between $87 million and $92 million with fourth quarter infant formula revenue projected to be between $69 million and $75 million and fourth quarter non-infant formula nutritional revenue projected to be between $9.5 million and $11.5 million. Contract manufacturing and services revenue is projected to be between $6.0 million and $6.5 million in the fourth quarter. The expected revenue increase from prior periods in the contract area is attributable to the additional production by Martek of the starting material used to produce an anti-viral drug for the treatment of influenza and the BP arrangement noted above. Fourth quarter gross margin is expected to be between 43% and 44%. Net income for the fourth quarter is projected to be between $10.4 million and $11.8 million, and diluted earnings per share are projected to be between $0.31 and $0.35.

For the full fiscal year 2009, Martek expects total revenues to be between $345 million and $350 million. Net income for the full fiscal year 2009 is projected to be between $40.0 million and $41.4 million, and diluted earnings per share are projected to be between $1.20 and $1.24, a pre-tax earnings increase of between 10% and 15% over fiscal 2008.

Investor Conference Call Webcast

Martek will host a conference call and Webcast for investors to review its third quarter results and fiscal 2009 outlook at 4:45 p.m. Eastern Time on Wednesday, September 2, 2009. Access to the live audio Webcast is available through Martek’s website at http://investors.martek.com. The webcast will be available for replay through the close of business on October 2, 2009.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) Martek’s expectations regarding future revenue growth in and customer demand from the infant formula, pregnancy and nursing, nutritional supplements, animal feeds and food and beverage markets; (2) its expectations regarding revenue, gross margin, operating expenses and income for the fourth quarter of and full fiscal year 2009; (3) its expectations and beliefs regarding the impact of customer de-stocking on revenues in the fourth quarter of fiscal 2009; and (4) its expectations regarding launches by customers of products containing Martek’s life’sDHA™ and Martek’s contract manufacturing business. Furthermore, Martek’s operating results are subject to quarter-to-quarter fluctuations, some of which may be significant. The forward-looking statements noted above are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors and cautionary statements set forth herein and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended October 31, 2008 and other filed reports on Form 10-K, Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ:MATK) is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces life’sDHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula and supplements, and life’sARA™ (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit www.martek.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except per share data)

Unaudited Condensed Consolidated Statements of Income Data

	Three months ended July 31,		Nine months ended July 31,
	2009	2008	2009	2008
Revenues:
Product sales	$75,044	$83,481	$247,218	$249,965
Contract manufacturing sales	2,790	4,922	10,390	12,045

Total revenues	77,834	88,403	257,608	262,010

Cost of revenues:
Cost of product sales	41,129	47,334	137,337	143,010
Cost of contract manufacturing sales	2,675	4,374	10,101	10,826

Total cost of revenues	43,804	51,708	147,438	153,836

Gross margin	34,030	36,695	110,170	108,174

Operating expenses:
Research and development	6,604	6,278	20,510	19,078
Selling, general and administrative	11,439	13,554	37,411	40,769
Amortization of intangible assets	1,534	1,919	4,910	5,475
Other operating expenses	234	341	956	590

Total operating expenses	19,811	22,092	63,787	65,912

Income from operations	14,219	14,603	46,383	42,262
Interest income (expense) and other, net	81	337	427	863

Income before income tax provision	14,300	14,940	46,810	43,125
Income tax provision	5,372	5,608	17,259	15,922

Net income	$8,928	$9,332	$29,551	$27,203

Basic earnings per share	$0.27	$0.28	$0.89	$0.83

Diluted earnings per share	$0.27	$0.28	$0.89	$0.82

Shares used in computing basic earnings per share	33,234	33,016	33,191	32,892
Shares used in computing diluted earnings per share	33,346	33,408	33,346	33,235

Unaudited Condensed Consolidated Balance Sheets Data

		July 31,	October 31,
		2009	2008
Assets:
	Cash and cash equivalents	$129,345	$102,495
	Short-term investments	7,383	—
	Accounts receivable, net	37,318	40,438
	Inventories, net	125,339	99,553
	Other current assets	3,029	4,866
	Property, plant and equipment, net	255,651	265,900
	Deferred tax asset	20,936	38,356
	Long-term investments	4,197	11,336
	Goodwill and other, net	95,110	83,037

Total assets		$678,308	$645,981

Liabilities and stockholders’ equity:
	Current liabilities	$45,556	$47,342
	Non-current liabilities	9,114	10,056
	Stockholders’ equity	623,638	588,583

Total liabilities and stockholders’ equity		$678,308	$645,981

Unaudited Condensed Consolidated Cash Flow Data

	Nine months ended July 31,
	2009	2008
Operating activities:
Net income	$29,551	$27,203
Non-cash items	40,945	38,359
Changes in operating assets and liabilities, net	(30,494)	(3,623)

Net cash provided by operating activities	40,002	61,939

Investing activities:
Sale (purchase) of investments and marketable securities, net	100	(10,850)
Expenditures for property, plant and equipment	(6,733)	(5,587)
Capitalization of intangible assets	(6,129)	(3,208)

Net cash used in investing activities	(12,762)	(19,645)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(88)	(8,888)
(Payments) proceeds from equity transactions, net	(302)	7,243

Net cash used in financing activities	(390)	(1,645)

Net change in cash and cash equivalents	26,850	40,649
Cash and cash equivalents, beginning of period	102,495	16,973

Cash and cash equivalents, end of period	$129,345	$57,622